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Filed pursuant to Rule 424(b)(3)
Registration No. 333-176656

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 26, 2011

PROSPECTUS SUPPLEMENT
(To the Prospectus Dated September 20, 2011)

19,201,000 Common Shares

LIONS GATE ENTERTAINMENT CORP.

        The selling securityholders named herein are offering 19,201,000 common shares of Lions Gate Entertainment Corp. We will receive no proceeds from any sale by the selling securityholders of the common shares covered by this prospectus supplement.

        Our common shares are listed on The New York Stock Exchange ("NYSE") under the trading symbol "LGF." On September 23, 2011, the closing price of our common stock on the NYSE was $7.00.

        See "Risk Factors" beginning on page S-6 for information you should consider before buying these securities.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to Selling Securityholders	$	$

        The selling securityholders have granted the underwriters an option that expires on October 18, 2011 to purchase up to an additional 2,879,985 common shares to cover over-allotments, if any.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares to purchasers on or about                                        , 2011.

Piper Jaffray

The date of this prospectus supplement is                                        , 2011

]Table of Contents

S-i

 ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the Commission or the SEC, utilizing a "shelf" registration process, which registration statement was declared effective on September 20, 2011.

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering by the selling securityholders and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read this prospectus supplement, the accompanying prospectus filed with our registration statement, and any free writing prospectus we may provide to you in connection with this offering, together with additional information described under the heading "Where You Can Find More Information" in the accompanying prospectus. If there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus or any document incorporated by reference herein or therein, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement and the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

        We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, or any free writing prospectus, is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement is delivered or securities are sold on a later date.

NOTICE TO INVESTORS

        This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. We are not making any representation to any purchaser of the common shares regarding the legality of an investment in the common shares by any purchaser under any legal investment or similar laws or regulations.

        Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to "Lions Gate," "Company," "we," "our" or "us" refer to Lions Gate Entertainment Corp., a corporation organized under the laws of the Province of British Columbia and its direct and indirect subsidiaries.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

        This is only a summary of the offering and is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. Before you decide to invest in our common shares, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors in this prospectus supplement and those incorporated by reference, together with our consolidated financial statements and related notes which are incorporated by reference.

Our Business

        Lions Gate is a leading global entertainment company with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, family entertainment, digital distribution and new channel platforms.

        We released approximately 14 motion pictures theatrically each year for the last three fiscal years, which included films that we developed and produced in-house, films that we developed and produced with our partners and films that we acquired from third parties. In fiscal 2012, we currently intend to release approximately 11 to 13 motion pictures theatrically. We have also delivered, on average, approximately 76 hours of original television programming for the last three fiscal years, which include primarily prime time television series for cable and broadcast networks. In fiscal 2012, we currently intend to deliver approximately 56 hours of television programming.

        We distribute our library of approximately 13,000 motion picture titles and television episodes and programs directly to retailers, rental kiosks, and pay and free television channels in the United States, the United Kingdom and Ireland, through various digital media platforms, and indirectly to other international markets through various third parties. We also distribute our library through the following joint ventures including:

  •
  TV Guide Network, TV Guide Network On Demand and TV Guide Online (www.tvguide.com) (collectively, "TV Guide Network"), our joint ventures with One Equity Partners, the global private equity investment arm of JPMorgan Chase, N.A.;

  •
  Studio 3 Partners LLC, our joint venture with Viacom Inc., Paramount Pictures Corporation and Metro-Goldwyn-Mayer Studios Inc.;

  •
  Tiger Gate Entertainment Limited, our joint venture with Saban Capital Group, Inc.; and

  •
  Horror Entertainment, LLC, our joint venture with Sony Pictures Television and Comcast Corporation.

Recent Developments

Preliminary Estimate of EBITDA

        While our current fiscal quarter is not yet complete, we currently estimate negative EBITDA for the current fiscal quarter to be in the range of $(50 million) to $(40 million), due in part to the box office performance of our recent wide releases, Conan the Barbarian, Warrior and Abduction.

        In August 2011, we sold our majority interest in Maple Pictures Corp. As a result of this sale, our revenues for the current fiscal quarter ending September 30 will not be comparable to previous periods because we will no longer include the results of operations of that business in our consolidated results of operations.

  Preliminary Nature of Results

        Since the current fiscal quarter is not yet complete and we will review our financial and operating results following the closing of the books after September 30, actual results may differ materially from the estimates above. We plan to release our fiscal 2012 second quarter financial information in the first half of November 2011. The foregoing preliminary estimates of our financial results for the fiscal 2012 second quarter have been prepared by management on the basis of currently available information. Management believes such preliminary estimates have been prepared on a reasonable basis. However, because currently available information is preliminary, such estimates should not be relied on as necessarily indicative of our actual financial results for the fiscal 2012 second quarter.

        This prospectus supplement contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our preliminary estimates for EBITDA for the current fiscal quarter, and information provided in the table reconciling EBITDA to estimated net loss for the current fiscal quarter. These forward-looking statements reflect the Company's current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These statements are not guarantees of future performance and actual results could differ materially from the Company's current expectations. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include: the preliminary nature of the Company's financial and operating results for the current fiscal quarter and any changes following the closing of the books after September 30; the substantial investment of capital required to produce and market films and television series; increased costs for producing and marketing feature films; budget overruns; limitations imposed by the Company's credit facilities; unpredictability of the commercial success of the Company's motion pictures and television programming; the cost of defending the Company's intellectual property; difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry; and the risks and uncertainties described under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, as filed with the SEC on May 31, 2011, as updated by our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, as filed with the SEC on August 9, 2011, which information is incorporated by reference in this prospectus supplement, and the additional risks described under "Risk Factors" in this prospectus supplement. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

  Non-GAAP Measures

        The following table sets forth a reconciliation of estimated net loss, the most directly comparable GAAP financial measure, to estimated EBITDA:

	Three Months Ended September 30, 2011
	(Amounts in thousands)
	Estimated
	Low	High
Estimated net loss	$(56,000)	$(42,000)
Depreciation and amortization	1,000	1,500
Contractual cash paid interest expense	13,000	14,000
Noncash interest expense	4,000	5,000
Interest and other income	(300)	(500)
Income tax provision	500	1,500
Equity interests gain	(2,200)	(4,000)
Gain on sale of asset disposal group(1)	(10,000)	(15,000)
Gain on extinguishment of debt	—	(500)

Estimated EBITDA loss	$(50,000)	$(40,000)

(1)
Subject to completion of final valuation

        EBITDA is defined as earnings or loss before interest, income tax provision, depreciation and amortization, equity interests, gain on sale of asset disposal group, and gain on extinguishment of debt. EBITDA is a non-GAAP financial measure, as defined in Regulation G promulgated by the SEC.

        Management believes EBITDA to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. Presentation of EBITDA is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. While management considers EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income or loss and other measures of financial performance reported in accordance with GAAP. EBITDA does not reflect cash available to fund cash requirements. Not all companies calculate EBITDA in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies.

Agreement with Icahn

        On August 30, 2011, two wholly-owned subsidiaries of the Company (together, the "Acquiror") and the Company entered into an agreement (the "Agreement") with Carl C. Icahn and Brett Icahn (together with their affiliates, "Icahn"). Pursuant to the Agreement, among other things, the Acquiror has purchased 11,040,493 common shares of the Company from Icahn at a price of $7.00 per share, for aggregate cash consideration of $77,283,451.00. The Agreement also provides that the Company, or any direct or indirect subsidiary of the Company designated by the Company, has the right, for 35 business days following the date of the Agreement (the "Designation Period"), to designate one or more parties, provided that the Company may not designate itself or any of its direct or indirect subsidiaries, including pursuant to a registered offering, to purchase from Icahn up to 22,080,985 common shares at a price of $7.00 per share, in cash. In connection with the Agreement, the selling securityholders are offering the common shares covered by this prospectus supplement.

        In addition, on August 30, 2011, Icahn entered into a separate agreement with Mark H. Rachesky (together with his affiliates, "Rachesky"), a director and shareholder of the Company. Pursuant to such agreement, among other things, Rachesky has purchased 11,040,493 common shares from Icahn at a price of $7.00 per share, for aggregate cash consideration of $77,283,451.00.

        A further description of the Agreement is contained in our Current Report on Form 8-K filed with the SEC on August 30, 2011 and incorporated herein by reference.

The Offering

Common shares offered by the selling securityholders	19,201,000 shares
Over-allotment option	The selling securityholders have granted the underwriters an option to purchase up to an additional 2,879,985 common shares solely to cover over-allotments, if any.
Use of proceeds	We will receive no proceeds from any sale by the selling securityholders of the common shares covered by this prospectus supplement.
Risk Factors

You should carefully consider the information set forth under "Risk Factors" beginning on page S-6 of this prospectus supplement and the risks and uncertainties described under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, as filed with the SEC on May 31, 2011, as updated by our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, as filed with the SEC on August 9, 2011, before investing in our common shares.

NYSE symbol	LGF

RISK FACTORS

        Before you invest in our common shares, in addition to the other information in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, you should carefully consider the risks and uncertainties described under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, as filed with the SEC on May 31, 2011, as updated by our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, as filed with the SEC on August 9, 2011, which information is incorporated by reference in this prospectus supplement, and the additional risks described below. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. All of these risks and uncertainties could adversely affect our business, financial condition, results of operations and cash flows and, thus, the value of an investment in our company.

The proposed offer of a large volume of our common shares, and other recent transactions with Icahn, could depress our share price or cause it to be more volatile

        Pursuant to the Agreement, the Company has the right during the Designation Period to designate one or more parties to purchase from Icahn, up to 22,080,985 of our common shares held by Icahn. The proposed offering pursuant to this prospectus supplement is intended to effect the sale of those common shares at a price per share equal to $7.00, plus any applicable underwriting discounts and commissions. In addition, contemporaneously with our purchase of 11,040,493 shares of our common shares from Icahn on September 2, 2011 at $7.00 per share, affiliates of MHR Fund Management LLC, an entity controlled by Mark H. Rachesky, one of our directors and our Co-Chairman, purchased an equal number of shares, also, at $7.00 per share, bringing their aggregate holdings to approximately 37.4% of our common shares outstanding.

        It is difficult to predict how the market for our common shares will react to this offer representing such a large volume of securities, or how such market may react in the event not all of the offered shares are sold in this offering. Any one or the combination of such events could depress the market for our shares or increase the volatility of our share price.

Our results of operations are difficult to predict and depend on a variety of factors

        Our results of operations depend significantly upon the commercial success of the motion pictures and television programming that we distribute, which cannot be predicted with certainty. Accordingly, our results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods. Our results of operations also fluctuate due to the timing, mix, number and availability of our theatrical motion picture and home entertainment releases, as well as license periods for our content. Our operating results may increase or decrease during a particular period or fiscal year due to differences in the number and/or mix of films released compared to the corresponding period in the prior year or prior fiscal year. Our operating results also fluctuate due to our accounting practices (which are standard for the industry) which may cause us to recognize the production and marketing expenses in different periods than the recognition of related revenues, which may occur in later periods. For example, in accordance with GAAP and industry practice, we are required to expense film advertising costs as incurred, but are also required to recognize the revenue from any motion picture or television program over the entire revenue stream expected to be generated by the individual picture or television program. In addition, we amortize film and television programming costs using the "individual-film-forecast" method. Under this accounting method, we amortize film and television programming costs for each film or television program based on the following ratio:

Revenue earned by title in the current period
Estimated total future revenues by
title as of the beginning of the year

        We regularly review, and revise when necessary, our total revenue estimates on a title-by-title basis. This review may result in a change in the rate of amortization and/or a write-down of the film or television asset to its estimated fair value. Results of operations in future years depend upon our amortization of our film and television costs. Periodic adjustments in amortization rates may significantly affect these results.

        In addition, the comparability of our results may be affected by changes in accounting guidance or changes in our ownership of certain assets and businesses. For example, in fiscal 2011, we retrospectively deconsolidated our interest in TV Guide Network due to new accounting guidance and now account for our holding in that business under the equity method of accounting. Further, in August 2011, we sold our majority interest in Maple Pictures Corp. and therefore no longer include the results of operations of that business in our consolidated results of operations although we will record the amounts reported to us from the distribution of our products net of certain distribution fees and expenses, as revenue. Accordingly, our results of operations from year to year may not be directly comparable to prior reporting periods.

        As a result of the foregoing and other factors, our results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future period.

Our results of operations depend significantly upon the commercial success of the motion pictures and television programming that we distribute, and underperformance at the box office of one or more motion pictures in any period can cause our results to be less than anticipated

        Our results of operations depend significantly upon the commercial success of the motion pictures and television programming that we distribute, which cannot be predicted with certainty. In particular, the underperformance at the box office of one or more motion pictures in any period may cause our revenue and earnings results for that period (and potentially, subsequent periods) to be less than anticipated, in some instances to a significant extent. A recent example is that, while our current fiscal quarter is not yet complete, we currently estimate negative EBITDA for the current fiscal quarter to be in the range of $(50 million) to $(40 million), due in part to the box office performance of our recent wide releases, Conan the Barbarian, Warrior and Abduction. See "Prospectus Supplement Summary - Recent Developments" for a discussion of the preliminary nature of these estimates and a reconciliation of estimated net loss, the most directly comparable GAAP financial measure, to estimated EBITDA.

        Due to the difficulty of predicting our results of operations and the other factors, it is difficult for industry or financial analysts to accurately forecast our results. The trading market for our common shares is influenced by the research and reports that such industry or financial analysts publish about us or our business. If an analyst who covers us changes his or her financial estimates or investment recommendation, or if our results of operations fall short of their estimates, the price of our common shares could decline.

USE OF PROCEEDS

        We will receive no proceeds from any sale by the selling securityholders of the common shares covered by this prospectus supplement.

THE SELLING SECURITYHOLDERS

        As described under "Prospectus Supplement Summary — Recent Developments — Agreement with Icahn," on August 30, 2011, two wholly-owned subsidiaries of the Company and the Company entered into the Agreement with Icahn which provides that the Company, or any direct or indirect subsidiary of the Company designated by the Company, has the right, for 35 business days following the date of the Agreement, to designate one or more parties, provided that the Company may not designate itself or any of its direct or indirect subsidiaries, including pursuant to a registered offering, to purchase from Icahn up to 22,080,985 common shares at a price of $7.00 per share, in cash. In connection with the Agreement, the selling securityholders are offering the common shares listed below pursuant to this offering.

        The selling securityholders are offering 19,201,000 common shares in this offering and have granted the underwriters an option expiring on October 18, 2011 to purchase up to an additional 2,879,985 common shares to cover over-allotments, if any.

        The following tables each show the names of the selling securityholders, and list the number of common shares registered for resale by each selling securityholder under this prospectus supplement. The first table shows the number of common shares owned by the selling securityholders before and after the offering, and the percentage of our total outstanding shares held by the selling securityholders before and after the offering, assuming all common shares offered hereby are sold but no exercise of the over-allotment option and the second table shows this information assuming full exercise of the over-allotment option. Because the selling securityholders may not sell all the common shares offered pursuant to this offering, we cannot estimate the number of common shares that the selling securityholders will hold after completion of this offering.

        Except as described above and in our Current Report on Form 8-K filed with the SEC on August 30, 2011 and incorporated herein by reference, the ownership of our common shares, or as otherwise set forth in the footnotes to the table below, the selling securityholders do not, and have not had within the past three years, any position, office or material relationship with us.

        The following tables are based on information provided to us by the selling securityholders named in the tables, and do not necessarily indicate beneficial ownership for any other purpose. The number of common shares beneficially owned by the selling securityholders is determined in accordance with the rules of the SEC. The number of shares beneficially owned includes any shares as to which the selling securityholders have sole or shared voting power or investment power. Shares which each selling securityholder has the right to acquire within 60 days of the date of this prospectus supplement, if any, are included in the shares owned by that selling securityholder and are treated as outstanding for purposes of calculating the ownership percentage of that selling securityholder. The term "selling securityholders" includes the securityholders listed below and its transferees, assignees, pledgees, donees or other successors.

        The percent of beneficial ownership for the selling securityholders is based on 137,296,981 of common shares outstanding as of September 1, 2011.

Name of Selling Securityholder	Number of Common Shares Beneficially Owned Prior to the Offering(2)		Percent of Outstanding Common Shares Beneficially Owned Prior to the Offering	Number of Common Shares to be Offered in this Offering(1)(4)	Number of Common Shares Beneficially Owned After the Offering(1)(4)		Percent of Outstanding Common Shares Beneficially Owned After the Offering(1)(4)
High River Limited Partnership(2)	4,689,661		3.41%	3,840,200	849,461		0.62%
Icahn Partners LP(2)	7,183,987		5.23%	5,657,966	1,526,021		1.11%
Icahn Partners Master Fund LP(2)	7,752,820		5.64%	6,558,805	1,194,015		0.87%
Icahn Partners Master Fund II LP(2)	2,663,222		1.94%	2,179,472	483,750		0.35%
Icahn Partners Master Fund III LP(2)	1,158,615		0.84%	964,557	194,058		0.14%
Total Number of Common Shares	23,448,305	(3)	17.06%	19,201,000	4,247,305	(3)	3.09%

(1)
Assumes that all common shares being offered by the selling securityholders under this prospectus supplement are sold but assumes no exercise of the over-allotment option.

(2)
Barberry Corp. ("Barberry") is the sole member of Hopper Investments LLC ("Hopper"), which is the general partner of High River Limited Partnership ("High River"). Beckton Corp. ("Beckton") is the sole stockholder of Icahn Enterprises G.P. Inc. ("Icahn Enterprises GP"), which is the general partner of Icahn Enterprises Holdings L.P. ("Icahn Enterprises Holdings"). Icahn Enterprises Holdings is the sole member of IPH GP LLC ("IPH"), which is the general partner of Icahn Capital LP ("Icahn Capital"). Icahn Capital is the general partner of each of Icahn Onshore LP ("Icahn Onshore") and Icahn Offshore LP ("Icahn Offshore"). Icahn Onshore is the general partner of Icahn Partners LP ("Icahn Partners"). Icahn Offshore is the general partner of each of Icahn Partners Master Fund LP ("Icahn Master"), Icahn Partners Master Fund II LP ("Icahn Master II"), and Icahn Partners Master Fund III LP ("Icahn Master III"). Each of Barberry and Beckton is 100% owned by Mr. Carl C. Icahn. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of High River, Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III. Each of Hopper, Barberry and Mr. Icahn may be deemed to indirectly beneficially own the common shares which High River owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to indirectly beneficially own the common shares which Icahn Partners owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to indirectly beneficially own the common shares which each of Icahn Master, Icahn Master II and Icahn Master III owns.

(3)
The number of common shares includes approximately 130,382 common shares that may be deemed to be beneficially owned as a result of the ownership of $1,154,000 in aggregate principal amount of the 2.9375% Convertible Senior Subordinated Notes due 2024 issued by Lions Gate Entertainment, Inc., our wholly-owned subsidiary ("LGEI") in October 2004 and $429,000 in aggregate principal amount of the 3.625% Convertible Senior Subordinated Notes due 2025 issued by LGEI in February 2005.

(4)
If the underwriters exercise the over-allotment option in full, the table below shows the number of common shares to be offered in this offering assuming full exercise of the over-allotment option, the number of common shares beneficially owned after this offering assuming full exercise of the over-allotment option and the percent of outstanding common shares beneficially owned after this offering assuming full exercise of the over-allotment option.

Name of Selling Securityholder	Number of Common Shares to be Offered in this Offering Assuming Full Exercise	Number of Common Shares Beneficially Owned After the Offering Assuming Full Exercise		Percent of Outstanding Common Shares Beneficially Owned After the Offering Assuming Full Exercise
High River Limited Partnership*	4,416,197	273,464		0.20%
Icahn Partners LP*	6,506,613	677,374		0.49%
Icahn Partners Master Fund LP*	7,542,569	210,251		0.15%
Icahn Partners Master Fund II LP*	2,506,374	156,848		0.11%
Icahn Partners Master Fund III LP*	1,109,232	49,383		0.04%
Total Number of Common Shares	22,080,985	1,367,320	**	0.99%

*Please
see footnote (2) above.

**Please
see footnote (3) above.

UNDERWRITING

        The selling securityholders have agreed to sell and the underwriters named below have severally agreed to buy, subject to the terms and conditions of the underwriting agreement, the number of common shares listed opposite their names below. Piper Jaffray & Co. is acting as sole book-running manager for this offering and as representative of the underwriters. The underwriters are severally committed to purchase and pay for all of the common shares if any are purchased.

Underwriters	Number of Common Shares
Piper Jaffray & Co.

Total	19,201,000

        The underwriters have advised us and the selling securityholders that they propose to offer the common shares described in this prospectus supplement to the public at $             per share. The underwriters propose to offer the common shares to certain dealers at the same price less a concession of not more than $             per share. The underwriters may allow and the dealers may re-allow a concession of not more than $             per share on sales to certain other brokers and dealers. After this offering, these figures may be changed by the underwriters. Sales of the common shares made outside of the United States may be made by affiliates of the underwriters.

        The selling securityholders have granted to the underwriters an option to purchase up to an additional 2,879,985 common shares, on a pro rata basis, at the same price to the public, and with the same underwriting discount, as set forth on the cover page of this prospectus supplement. The underwriters may exercise this option any time up to October 18, 2011, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional common shares as it was obligated to purchase under the underwriting agreement.

        The underwriting fee is equal to the public offering price per common share less the amount paid by the underwriters to the selling securityholders per common share. The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Share	Total with No Exercise	Total with Full Exercise
Underwriting Fees	$	$	$

        We estimate that the expenses of this offering payable by us will be approximately $             .

        Our common shares are listed on The New York Stock Exchange under the trading symbol "LGF."

        The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers' certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the common shares if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We and the selling securityholders have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

        We and each of our executive officers and directors will agree for themselves and their affiliates to certain restrictions on our and their ability to sell additional common shares for a period of 90 days after the date of this prospectus supplement. During such 90-day period, we and such other persons will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into, exercisable or exchangeable for or that represent the right to receive common shares (including without limitation, common shares which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common shares or such other securities, in cash or otherwise; (iii) make any demand for or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares; or (iv) publicly disclose the intention to do any of the foregoing, in each case, without the prior written consent of Piper Jaffray & Co., in each case subject to certain exceptions.

        The 90-day lock-up period in all of the lock-up agreements is subject to extension if (i) during the last 17 days of the initial lock-up period, we release earnings results or material news or a material event relating to us occurs or (ii) prior to the expiration of the initial lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the initial lock-up period, in each case the initial lock-up period will be extended until the expiration of the 18-day period beginning on the date of release of such earnings results or material news, or the occurrence of such material event, as applicable, unless Piper Jaffray & Co. waives, in writing, the extension.

        To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common shares during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common shares for their own account by selling more common shares than have been sold to them by the selling securityholders. The underwriters may elect to cover any such short position by purchasing common shares in the open market or by exercising the over-allotment option granted to the underwriters.

        In addition, the underwriters may stabilize or maintain the price of our common shares by bidding for or purchasing common shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if the common shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common shares at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common shares to the extent that it discourages resales of our common shares. The magnitude or effect of any stabilization or other transaction is uncertain. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        In connection with this offering, the underwriters may also engage in passive market making transactions. Passive market making consists of displaying bids limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common shares at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

        This prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses and prospectus supplements electronically. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us, the selling securityholders or the underwriters and should not be relied upon by investors.

        From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have and may in the future engage in commercial banking or investment banking transactions with us and our affiliates.

Selling Restrictions

Sales outside the United States

        No action has been taken in any jurisdiction (except in the U.S.) that would permit a public offering of our common shares, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or our common shares in any jurisdiction where action for that purpose is required. Accordingly, our common shares may not be offered or sold, directly or indirectly, and none of this prospectus or any other offering material or advertisements in connection with our common shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

        Each of the underwriters may arrange to sell the common shares offered hereby in certain jurisdictions outside the U.S., either directly or through affiliates, where they are permitted to do so.

Notice to prospective investors in European Economic Area

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or a "Relevant Member State," with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of our common shares has been made or will be made to the public in that Relevant Member State, except that, with effect from and including such date, an offer of our common shares may be made to the public in the Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

  (d)
  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of our common shares to the public" in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase any common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to prospective investors in the United Kingdom

        This prospectus and any other material in relation to the common shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive ("qualified investors") that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the "Order", (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as "relevant persons"). The common shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such common shares will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

        The distribution of this prospectus in the United Kingdom to anyone not falling within the above categories is not permitted and may contravene the Order. No person falling outside those categories should treat this prospectus as constituting a promotion to him, or act on it for any purposes whatever. Recipients of this prospectus are advised that we, the underwriters and any other person that communicates this prospectus are not, as a result solely of communicating this prospectus, acting for or advising them and are not responsible for providing recipients of this prospectus with the protections which would be given to those who are clients of any aforementioned entities that is subject to the Financial Services Authority Rules.

Notice to prospective investors in Hong Kong

        Our common shares may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance. No advertisement, invitation or other document relating our common shares may be issued, whether in Hong Kong or elsewhere, where such document is directed at, or the contents are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong), other than with respect to such common shares that is intended to be disposed of only to persons outside of Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules thereunder.

Notice to prospective investors in Switzerland

        This prospectus, as well as any other material relating to the common shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The common shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the common shares, including, but not limited to, this prospectus, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The common shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the common shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This prospectus, as well as any other material relating to the common shares, is personal and confidential and do not constitute an offer to any other person. This prospectus may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to prospective investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the common shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the common shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to prospective investors in France

        The prospectus supplement and the accompanying prospectus (including any amendment, supplement or replacement thereto) have not been prepared in connection with the offering of our securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no security has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D. 341-1 of the French Code Monétaire et Financier and belonging to a limited circle of investors (cercle restreint d'investisseurs) acting for their own account, with "qualified investors" and "limited circle of investors" having the meaning ascribed to them in Article L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier; none of this prospectus supplement and the accompanying Prospectus or any other materials related to the offer or information contained therein relating to our securities has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any securities acquired by any Permitted Investors may be made only as provided by articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Notice to prospective investors in Germany

        This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht — BaFin) nor any other German authority has been notified of the intention to distribute our common shares in Germany. Consequently, our common shares may not be distributed in Germany by way of public offering, public advertisement or in any similar manner AND THIS PROSPECTUS AND ANY OTHER DOCUMENT RELATING TO THE OFFERING, AS WELL AS INFORMATION OR STATEMENTS CONTAINED THEREIN, MAY NOT BE SUPPLIED TO THE PUBLIC IN GERMANY OR USED IN CONNECTION WITH ANY OFFER FOR SUBSCRIPTION OF OUR COMMON SHARES TO THE PUBLIC IN GERMANY OR ANY OTHER MEANS OF PUBLIC MARKETING. Our common shares are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Acceptance of prospectus

        By accepting this prospectus, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

 LEGAL MATTERS

        Heenan Blaikie LLP, Vancouver, British Columbia will pass upon the validity of the common shares offered hereby as well as certain other legal matters. Two partners of Heenan Blaikie LLP serve on the board of directors of Lions Gate. O'Melveny & Myers, LLP, of Los Angeles, California will advise on certain matters related to U.S. securities laws. Certain legal matters in connection with this offering will be passed upon for the underwriters by Paul Hastings LLP of Los Angeles, California. Certain legal matters related to Canadian laws will be passed upon for the underwriters by Stikeman Elliott LLP of New York, New York.

PROSPECTUS

LIONS GATE ENTERTAINMENT CORP.

22,080,985 Common Shares

        This prospectus relates to the offer and sale of up to 22,080,985 common shares of Lions Gate Entertainment Corp. by the selling securityholders identified in this prospectus.

        Pursuant to the agreement more fully described in this prospectus, the company, or any direct or indirect subsidiary of the company designated by the company has the right, for 35 business days following the date of such agreement, to designate one or more parties to purchase from the selling securityholders identified in this prospectus, up to 22,080,985 common shares at a price of $7.00 per share plus any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by such agreement. Following such 35 business day period, the company and affiliates of the selling securityholders may agree to extend such period, which may be on the same or different terms (including, without limitation, with different sales price per share). The details of any extension of such period or different terms, if any, will be set forth in a prospectus supplement.

        We will receive no proceeds from any sale by the selling securityholders of the common shares covered by this prospectus. For more information, please refer to "The Selling Securityholders" on page 8 of this prospectus.

        Our common shares are listed on The New York Stock Exchange ("NYSE") under the trading symbol "LGF." On September 15, 2011, the closing price of our common stock on the NYSE was $7.08.

        See "Risk Factors" beginning on page 1 for information you should consider before buying these securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 20, 2011

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission, which we refer to as the Commission or the SEC, utilizing a "shelf" registration process. Under this shelf process, the selling securityholders named under the heading "The Selling Securityholders" in this prospectus may, from time to time, sell up to 22,080,985 of our common shares. This prospectus provides you with specific information about this offering. Any prospectus supplement may add, update or change information contained in this prospectus. We will not receive any of the proceeds from the sale of these shares but we will incur expenses in connection with this offering. You should read carefully this prospectus together with additional information described below under the heading "Where You Can Find More Information."

        We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

        This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. We are not making any representation to any purchaser of the common shares regarding the legality of an investment in the common shares by any purchaser under any legal investment or similar laws or regulations.

RISK FACTORS

        Before you invest in our common shares, in addition to the other information in the prospectus, you should carefully consider the risks and uncertainties described under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, as filed with the SEC on May 31, 2011, as updated by our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, as filed with the SEC on August 9, 2011, before making an investment decision in our company. You should also carefully consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference into this prospectus and the applicable prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and the applicable prospectus supplement. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. All of these could adversely affect our business, financial condition, results of operations and cash flows and, thus, the value of an investment in our company.

ABOUT LIONS GATE ENTERTAINMENT CORP.

        Unless otherwise stated or the context otherwise requires, the terms "Lions Gate," "Company," "we," "us" and "our" refer to Lions Gate Entertainment Corp., a corporation organized under the laws of the Province of British Columbia and its direct and indirect subsidiaries.

        Lions Gate is a leading global entertainment company with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, family entertainment, digital distribution and new channel platforms.

        We released approximately 14 motion pictures theatrically each year for the last three fiscal years, which included films that we developed and produced in-house, films that we developed and produced with our partners and films that we acquired from third parties. In fiscal 2012, we currently intend to release approximately 11 to 13 motion pictures theatrically. We have also delivered, on average, approximately 76 hours of original television programming for the last three fiscal years, which include primarily prime time television series for cable and broadcast networks. In fiscal 2012, we currently intend to deliver approximately 56 hours of television programming.

        We distribute our library of approximately 13,000 motion picture titles and television episodes and programs directly to retailers, rental kiosks, and pay and free television channels in the United States, the United Kingdom and Ireland, through various digital media platforms, and indirectly to other international markets through various third parties. We also distribute our library through the following joint ventures including:

  •
  TV Guide Network, TV Guide Network On Demand and TV Guide Online (www.tvguide.com) our joint ventures with One Equity Partners, the global private equity investment arm of JPMorgan Chase, N.A.;

  •
  Studio 3 Partners LLC, our joint venture with Viacom Inc., Paramount Pictures Corporation and Metro-Goldwyn-Mayer Studios Inc.;

  •
  Tiger Gate Entertainment Limited, our joint venture with Saban Capital Group, Inc.; and

  •
  Horror Entertainment, LLC, our joint venture with Sony Pictures Television and Comcast Corporation.

        We are a corporation organized under the laws of the Province of British Columbia, resulting from the merger of Lions Gate Entertainment Corp. and Beringer Gold Corp. on November 13, 1997. Beringer Gold Corp. was incorporated under the Business Corporation Act (British Columbia) on May 26, 1986 as IMI Computer Corp. Lions Gate Entertainment Corp. was incorporated under the Canada Business Corporations Act using the name 3369382 Canada Limited on April 28, 1997, amended its articles on July 3, 1997 to change its name to Lions Gate Entertainment Corp., and on September 24, 1997, continued under the Business Corporation Act (British Columbia).

        Our principal offices are located at 1055 West Hastings Street, Suite 2200, Vancouver, British Columbia V6E 2E9 and at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404. Our telephone numbers are (877) 848-3866 in Vancouver and (310) 449-9200 in Santa Monica. To find out more information regarding us and our business, you should read the section of the prospectus entitled "Where You Can Find More Information." We maintain a website at http://www.lionsgate.com. None of the information contained on our website or on websites linked to our website is part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public via the internet at the SEC's website (www.sec.gov). You may also inspect and copy any document we file with the SEC at the Commission's public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference facility.

        This prospectus constitutes part of a registration statement on Form S-3 filed under the United States Securities Act of 1933, as amended, or the Securities Act, with respect to the securities being offered. As permitted by the Commission's rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the Commission, at the public reference facilities maintained by the Commission in Washington, D.C.

Incorporation by Reference

        The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update, modify and supersede this information. We incorporate by reference the following documents we have filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act:

  •
  our annual report on Form 10-K for the fiscal year ended March 31, 2011, filed on May 31, 2011, as amended by Amendment No.1 on Form 10-K/A filed on July 29, 2011;

  •
  our quarterly report on Form 10-Q for the quarter ended June 30, 2011, filed on August 9, 2011;

  •
  our current reports on Form 8-K filed on August 30, 2011, June 24, 2011, May 13, 2011, May 10, 2011, May 9, 2011 (two Form 8-Ks) and Amendment No. 1 on Form 8-K/A filed on May 9, 2011; and

  •
  the description of our common shares contained in our Registration Statement on Form 8-A filed on August 5, 2004 (Commission File No. 001-14880), and any amendment or report filed for the purpose of updating such description.

        In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement as well as all such documents that we file with the SEC after the date of this prospectus and before the termination of the offering of our securities shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

        Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of the information incorporated by reference into this prospectus, but not delivered herewith, at no cost, by writing or telephoning us at the following address:

Investor Relations Department
Lions Gate Entertainment Corp.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
(310) 449-9200

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement, and the documents incorporated herein and therein by reference contain forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecasts," and the like, the negatives of such expressions, or the use of the future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning:

  •
  our ability to operate profitably;

  •
  expectations that we will have sufficient capital to repay our indebtedness as it becomes due and to finance our ongoing business and operations;

  •
  expectations that we will be able to continue to meet NYSE listing requirements;

  •
  fluctuations in our revenues and results of operations;

  •
  our ability to manage future growth;

  •
  our ability to exploit our filmed and television content library;

  •
  external factors in the motion picture and television industry;

  •
  our theatrical slate financing arrangements;

  •
  our competition;

  •
  protecting and defending against intellectual property claims;

  •
  piracy of motion pictures; and

  •
  our ability to meet certain Canadian regulatory requirements.

        Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. You are urged to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including, but not limited to, those factors set forth in our most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2011, as filed with the SEC on May 31, 2011 under the caption "Risk Factors," as updated by our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, as filed with the SEC on August 9, 2011, and any of those made in our other reports filed with the SEC. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Additional risks relating to our business, the industries in which we operate or any securities we may offer and sell under this prospectus may be described from time to time in our filings with the SEC. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

        We will receive no proceeds from any sale by the selling securityholders of the common shares covered by this prospectus.

 DESCRIPTION OF COMMON SHARES

        The following summary description sets forth some of the general terms and provisions of our common shares. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the shares, you should refer to the provisions of Lions Gate's Articles.

        Lions Gate's authorized capital consists of 500,000,000 common shares and 200,000,000 preferred shares.

Common Shares

        At the close of business on September 1, 2011, 137,296,981 of Lions Gate's common shares were issued and outstanding. The diluted number of Lions Gate's common shares issued and outstanding assuming conversion of the 2.9375% Convertible Senior Subordinated Notes due 2024 issued by Lions Gate Entertainment, Inc., our wholly-owned subsidiary ("LGEI"), in October 2004 (the "2024 Notes"), the 3.625% Convertible Senior Subordinated Notes due 2025 issued by LGEI in February 2005 (the "February 2025 Notes"), the 3.625% Convertible Senior Subordinated Notes due 2025 issued by LGEI in April 2009 (the "April 2025 Notes" and together with the February 2025 Notes, the "2025 Notes"), the shares issuable upon exercise of options and upon vesting of restricted share units, would be 154,286,809.

        Lions Gate's common shares are listed on the NYSE under the symbol "LGF." Subject to any preference as to dividends provided to the holders of other shares ranking senior or pari passu to Lions Gate's common shares with respect to priority in the payment of dividends, the holders of Lions Gate's common shares will be entitled to receive dividends on the common shares, as and when declared by Lions Gate's board of directors, out of monies properly applicable to the payment of dividends, in the manner and form the board of directors determines. At the present time, given Lions Gate's anticipated capital requirements Lions Gate intends to follow a policy of retaining earnings in order to finance further development of its business. Lions Gate is also limited in its ability to pay dividends on its common shares by restrictions under the Business Corporations Act (British Columbia) relating to the solvency of Lions Gate before and after the payment of a dividend and by the terms of its credit facility and indentures governing certain of our notes. Holders of common shares have no preemptive, conversion or redemption rights and are not subject to further assessment by Lions Gate.

        If Lions Gate dissolves or liquidates, or its assets are distributed among its shareholders for the purpose of winding-up its affairs, the holders of Lions Gate's common shares will be entitled to receive its remaining property and assets, subject to the rights of holders of any then outstanding preferred shares ranking senior or pari passu to Lions Gate's common shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding up.

        Except for meetings at which only holders of another specified class or series of Lions Gate's shares are entitled to vote separately as a class or series, the holders of Lions Gate's common shares will be entitled to receive notice of and to attend all meetings of Lions Gate's shareholders and will have one vote for each common share held at all meetings of Lions Gate's shareholders.

        Pursuant to Lions Gate's Articles and the provisions of the Business Corporations Act (British Columbia), certain actions that may be proposed by Lions Gate require the approval of its shareholders. Lions Gate may, by special resolution, alter its Notice of Articles to increase its authorized capital by such means as creating shares with or without par value or increasing the number of shares with or without par value. Lions Gate may, by special resolution, alter its Notice of Articles to subdivide, consolidate, change from shares with par value to shares without par value or from shares without par value to shares with par value or change the designation of all or any of its shares. Lions Gate may also, by special resolution, alter its Notice of Articles and Articles to create, define, attach, vary, or abrogate special rights or restrictions to any shares. Under the Business Corporations Act (British Columbia) and Lions Gate's Articles, a special resolution is a resolution passed at a duly-convened meeting of shareholders by two-thirds of the votes cast in person or by proxy at the meeting, or a written resolution consented to by all shareholders who would have been entitled to vote at the meeting of shareholders. In addition, with respect to capital alterations that apply to any part of a class or, in the case of any class with more than one series, any series of issued shares or where rights attached to issued shares are prejudiced or interfered with, that class or series must consent by separate special resolution.

Anti-Takeover Provisions

        We are governed by Business Corporations Act (British Columbia). Our Articles contain provisions that could make more difficult the acquisition of the company by means of a tender offer, a proxy contest or otherwise.

Our Articles

  Advance Notice Procedures

        Our Articles establish an advance notice procedure for "special business" and shareholder proposals to be brought before an annual meeting of shareholders. For special business, advance notice describing the special business to be discussed at the meeting must be provided and that notice must include any documents to be approved or ratified as an addendum. Shareholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting.

  Special Meeting of Shareholders

        Our Articles provide for annual shareholder meetings and state that directors may call a shareholder meeting whenever they might deem such a meeting appropriate.

Business Corporations Act (British Columbia)

  Advance Notice Procedures

        Under the Business Corporations Act (British Columbia), shareholders may make proposal for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to Lions Gate in advance of any proposed meeting by delivering a timely written notice in proper form to our secretary or other appropriate officer. The notice must include information on the business the shareholder intends to bring before the meeting. These provisions could have the effect of delaying until the next shareholder meeting shareholder actions that are favored by the holders of a majority of our outstanding voting securities.

  Shareholder Requisitioned Meeting

        Under the Business Corporations Act (British Columbia), shareholders holding 5% or more of our outstanding common shares may request the directors to call a general meeting of shareholders to deal with matters that may be dealt with at a general meeting, including election of directors. If the directors do not call the meeting within the timeframes specified in the Act, the shareholder can call the meeting and we must reimburse the costs.

  Removal of Directors and Increasing Board Size

        Under the Business Corporations Act (British Columbia) and our Articles, directors may only be removed by shareholders by passing a special resolution. Further, under our Articles, the directors may appoint additional directors up to one-third of the directors elected by the shareholders.

Canadian securities laws

        Lions Gate is a reporting issuer in Canada and therefore subject to the securities laws in each province in which it is reporting. Canadian securities laws require reporting of share purchases and sales by shareholders beneficially holding, directly or indirectly, more than 10% of our common shares. Any shareholder benefically holding, directly or indirectly, more than 10% of our outstanding common shares must also advise on its intentions for their holdings through public disclosures. Canadian securities laws will also govern how any offer to acquire our equity or voting shares would be conducted.

Transfer Agent and Registrar

        CIBC Mellon Trust Company serves as Lions Gate's transfer agent and registrar for the common shares.

Listing

        Our common shares are quoted on the NYSE under the symbol "LGF."

THE SELLING SECURITYHOLDERS

        On August 30, 2011, two wholly-owned subsidiaries of the Company (together, the "Acquiror") and the Company entered into an agreement (the "Agreement") with Carl C. Icahn and Brett Icahn (together with their affiliates, "Icahn"). Pursuant to the Agreement, among other things, the Acquiror has purchased 11,040,493 common shares of the Company from Icahn at a price of $7.00 per share, for aggregate cash consideration of $77,283,451.00. The Agreement also provides that the Company, or any direct or indirect subsidiary of the Company designated by the Company, has the right, for 35 business days following the date of the Agreement, to designate one or more parties (each a "Purchaser"), provided that the Company may not designate itself or any of its direct or indirect subsidiaries, including pursuant to a registered offering, to purchase from Icahn up to 22,080,985 common shares at a price of $7.00 per share, in cash, with any brokerage commissions paid by Purchaser to a registered broker-dealer. In connection with the Agreement, the selling securityholders are offering the common shares listed below pursuant to this offering.

        A further description of the Agreement is contained in our Current Report on Form 8-K filed with the SEC on August 30, 2011 and incorporated herein by reference.

        The following table shows the names of the selling securityholders, and lists the number of common shares registered for resale by each selling securityholder under this prospectus. It also shows the total number of common shares owned by the selling securityholders before and after the offering, and the percentage of our total outstanding shares held by the selling securityholders before and after the offering. Because all or some of the selling securityholders' common shares may be sold pursuant to this offering, we cannot estimate the number of common shares that the selling securityholders will hold after completion of this offering. The table assumes that the selling securityholders will sell all of the common shares offered by this prospectus for their account.

        Except for the Agreement described above and in our Current Report on Form 8-K filed with the SEC on August 30, 2011 and incorporated herein by reference, the ownership of our common shares, or as otherwise set forth in the footnotes to the table below, the selling securityholders do not, and have not had within the past three years, any position, office or material relationship with us.

        The following table is based on information provided to us by the selling securityholders named in the table, and does not necessarily indicate beneficial ownership for any other purpose. The number of common shares beneficially owned by the selling securityholders is determined in accordance with the rules of the SEC. The number of shares beneficially owned includes any shares as to which the selling securityholders have sole or shared voting power or investment power. Shares which each selling securityholder has the right to acquire within 60 days of the date of this prospectus, if any, are included in the shares owned by that selling securityholder and are treated as outstanding for purposes of calculating the ownership percentage of that selling securityholder. The term "selling securityholders" includes the securityholders listed below and its transferees, assignees, pledgees, donees or other successors.

        The percent of beneficial ownership for the selling securityholders is based on 137,296,981 of common shares outstanding as of September 1, 2011.

Name of Selling Securityholder	Number of Common Shares Beneficially Owned Prior to the Offering(2)		Percent of Outstanding Common Shares Beneficially Owned Prior to the Offering	Number of Common Shares to be Offered in this Prospectus	Number of Common Shares Beneficially Owned After the Offering(1)		Percent of Outstanding Common Shares Beneficially Owned After the Offering(1)
High River Limited Partnership(2)	4,689,661		3.41%	4,416,197	273,464		0.20%
Icahn Partners LP(2)	7,183,987		5.23%	6,506,613	677,374		0.49%
Icahn Partners Master Fund LP(2)	7,752,820		5.64%	7,542,569	210,251		0.15%
Icahn Partners Master Fund II LP(2)	2,663,222		1.94%	2,506,374	156,848		0.11%
Icahn Partners Master Fund III LP(2)	1,158,615		0.84%	1,109,232	49,383		0.04%
Total Number of Common Shares	23,448,305	(3)	17.06%	22,080,985	1,367,320	(3)	0.99%

(1)
Assumes that all shares being offered by the selling securityholders under this prospectus are sold.

(2)
Barberry Corp. ("Barberry") is the sole member of Hopper Investments LLC ("Hopper"), which is the general partner of High River Limited Partnership ("High River"). Beckton Corp. ("Beckton") is the sole stockholder of Icahn Enterprises G.P. Inc. ("Icahn Enterprises GP"), which is the general partner of Icahn Enterprises Holdings L.P. ("Icahn Enterprises Holdings"). Icahn Enterprises Holdings is the sole member of IPH GP LLC ("IPH"), which is the general partner of Icahn Capital LP ("Icahn Capital"). Icahn Capital is the general partner of each of Icahn Onshore LP ("Icahn Onshore") and Icahn Offshore LP ("Icahn Offshore"). Icahn Onshore is the general partner of Icahn Partners LP ("Icahn Partners"). Icahn Offshore is the general partner of each of Icahn Partners Master Fund LP ("Icahn Master"), Icahn Partners Master Fund II LP ("Icahn Master II"), and Icahn Partners Master Fund III LP ("Icahn Master III"). Each of Barberry and Beckton is 100% owned by Mr. Carl C. Icahn. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of High River, Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III. Each of Hopper, Barberry and Mr. Icahn may be deemed to indirectly beneficially own the common shares which High River owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to indirectly beneficially own the common shares which Icahn Partners owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to indirectly beneficially own the common shares which each of Icahn Master, Icahn Master II and Icahn Master III owns.

(3)
The number of common shares includes approximately 130,382 common shares that may be deemed to be beneficially owned as a result of the ownership of $1,154,000 in aggregate principal amount of the 2024 Notes and $429,000 in aggregate principal amount of the 2025 Notes.

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of our common shares offered by this prospectus. The common shares offered by this prospectus may be sold from time to time pursuant to one or more transactions, to purchasers:

  •
  directly by the selling securityholders, or

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the purchasers of the common shares offered by this prospectus.

        Pursuant to the Agreement, the Company, or any direct or indirect subsidiary of the Company designated by the Company has the right, for 35 business days following the date of the Agreement (the "Designation Period"), to designate one or more parties, provided that the Company may not designate itself or any of its direct or indirect subsidiaries, including pursuant to a registered offering, to purchase from the selling securityholders up to 22,080,985 common shares at a price of $7.00 per share plus any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by the Agreement. Following the Designation Period, the Company and Icahn may agree to extend such Designation Period, which may be on the same or different terms (including, without limitation, with different sales price per share). The details of any extension of such Designation Period or different terms, if any, will be set forth in a prospectus supplement.

        The Company may involve underwriters, agents or dealers in the sale of the securities offered by the selling securityholders pursuant to this prospectus. The applicable prospectus supplement will name any underwriter, agent or dealer involved in a sale of the securities. In accordance with the terms of the Agreement, if the common shares are sold through underwriters, agents or dealers, the purchaser of the common shares will be responsible for any brokerage fees, underwriting discounts or commissions or similar fees. Pursuant to the Agreement, the selling securityholders have no obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by the Agreement and all amounts payable to the selling securityholders will be delivered to the selling securityholders without any deductions or withholdings for brokerage fees, commissions, underwriting discounts, taxes or otherwise.

        The selling securityholders and any such broker-dealers or agents who participate in the distribution of the common shares offered by this prospectus may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. As a result, any profits on the sale of such securities by the selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the selling securityholders are deemed to be underwriters, the selling securityholders will also be subject to the prospectus delivery requirements of the Securities Act.

        These sales may be effected in one or more transactions:

  •
  on any national securities exchange or quotation service on which the common shares may be listed or quoted at the time of the sale, including the New York Stock Exchange,

  •
  in the over-the-counter market,

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market, or

  •
  through the writing of options.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        The selling securityholders and any other person participating in a distribution of common shares offered by this prospectus will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common shares by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares being distributed for a period of time prior to the commencement of such distribution. This may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

        The selling securityholders may also sell from time to time, common shares pursuant to one or more transactions exempt from registration under the Securities Act, if available, rather than under this prospectus.

        There can be no assurance that the selling securityholders will sell any or all of the common shares registered pursuant to the registration statement of which this prospectus forms a part.

        We may suspend the use of this prospectus for any period and at any time, including, without limitation, in the event of pending corporate developments, public filings with the SEC, and similar events.

 LEGAL MATTERS

        Heenan Blaikie LLP, Vancouver, British Columbia will pass upon the validity of the common shares offered hereby as well as certain other legal matters. Two partners of Heenan Blaikie LLP serve on the board of directors of Lions Gate. O'Melveny & Myers, LLP, of Los Angeles, California will advise on certain matters related to U.S. securities laws.

EXPERTS

        The consolidated financial statements of Lions Gate Entertainment Corp. and TV Guide Entertainment Group, LLC appearing in Lions Gate Entertainment Corp.'s Annual Report (Form 10-K) for the year ended March 31, 2011 (including the schedule appearing therein), filed with the SEC on May 31, 2011, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on July 29, 2011 (collectively the "2011 Form 10-K"), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports, given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Studio 3 Partners L.L.C. as of September 30, 2010 and December 31, 2009 and for the nine month period ended September 30, 2010, the twelve month period ended December 31, 2009 and the period from April 18, 2008 (date of inception) to December 31, 2008, incorporated in this prospectus by reference from Exhibit 99.1 to the 2011 Form 10-K, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

19,201,000 Common Shares

LIONS GATE ENTERTAINMENT CORP.

PROSPECTUS SUPPLEMENT

Piper Jaffray